SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12
AUSTINS STEAKS & SALOON, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For more information, contact
Robyn Mabe, Chief Financial Officer
(540) 345-3195
John Lambert, Public Relation Counsel
(540) 989-5050

AUSTINS SETS SPECIAL SHAREHOLDERS MEETING
Proxy Contest to Determine Board Make-up

ROANOKE, VA. (September 5, 2002)—The Board of Directors of Austins Steaks and Saloon, Inc., parent company of The WesterN SizzliN Corporation, has set October 14 for a special shareholders meeting where a decision will be made on the composition of the Board of Directors.

        Shareholders of record on September 5 will be eligible to vote at the meeting, to be held at 10 a.m. in the Renaissance Concourse Hotel in Atlanta. Shareholders will be receiving proxy material within a few weeks.

        The Board of Directors is opposing an attempt by four dissident shareholders to remove six of the nine directors and elect new board members.

        "There is no merit in the complaints of the dissidents," said Vic Foti, CEO/President of Austins, "and I'm confident that the shareholders will make their decisions on the basis of what's best for the Company."

        One of the dissidents, Titus Greene, resigned from the Board of Directors July 17. The effort to remove the six directors began August 6. Greene was a member of the Board's nominating committee. He and other dissidents had numerous opportunities to nominate or object to directors but never did.

        The other dissidents—Thomas Cliett, Charles Mantooth and Thomas Hontzas—each own from one to three WesterN SizzliN restaurants. Greene is a former franchisee. Each of the four is a former director of Austins or The WesterN SizzliN Corporation.

        "This is nothing more than a power-grab for control of the Company," said Foti. "They have been long time franchisees and were supportive of actions of the Board when they were Board members. They all have been a part of the reason we are where we are today. We urge shareholders not to sign any materials from the dissidents."

        For six months ended June 30, 2002, Austins had income from operations of $1.062 million year to date, prior to a one-time charge of $1.03 million attributable to closing five company stores that were not showing positive cash flow. The operating amount is an increase over the same period of 2001 of approximately $81,000.

        "The one-time charge does not affect cash flow," said Foti. "Actually, closing these stores will enhance future cash flow for the Company."

        Foti says it is difficult for Austins, a small organization, to operate a large number of Company stores. "Over the past two years, 13 company-operated stores have been closed, franchised or subleased. By the end of the current calendar year, it is expected that all unprofitable company stores will either be sold or franchised," he said.

AUSTINS SETS SPECIAL SHAREHOLDERS MEETING/Add One:

        Foti reported that the first franchisee has completed the Image Enhancement Program, WesterN SizzliN's restaurant modernization concept. Jim Marrs, owner of the WesterN SizzliN in Rome, Ga., reports sales have increased 15 percent since the changeover.

        WesterN SizzliN is the oldest family-style steak house still in business, observing its 40th anniversary. "More than 100 of our restaurant locations are owned and operated by the original franchisee," Foti said. "We are a solid organization."

        Austins now has 203 franchised restaurants in 24 states under the names of WesteN SizzliN, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, and Austins Steakhouses.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including (i) statements with respect to the Company's expectations as to future financial and operating results, cost savings, and enhanced revenues, (ii) statements with respect to the Company's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements are contained in the Company's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning this matter or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Additional Information:

This matter will be submitted to the Company's stockholders for their consideration. Stockholders are urged to read the definitive revocation proxy statement regarding this matter and any other relevant documents filed with the SEC because they contain (or will contain) important information. You will be able to obtain a free copy of the revocation proxy statement, as well as other filings containing information about the Company, at the SEC's Internet site (http://www.sec.gov). Copies of the definitive revocation proxy statement will also be available, without charge, once it has been first sent or mailed to the Company's stockholders by directing a request to the Company's Chief Financial Officer, Robyn Mabe (800-642-2157).

The Company's directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with this matter. Information about the directors and executive officers of the Company and their ownership of the Company's common stock is set forth in the Company's preliminary revocation proxy statement on Schedule 14A, as filed with the SEC on September 4, 2002. Additional information regarding the interests of those participants may be obtained by reading the definitive revocation proxy statement when it becomes available.

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